Translation from original in Hebrew

Exhibit (a)(1)(F)

Employee Options Department

8 Heshvan, 5770

October 26, 2009

To:

Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. – Law Firm

2 Weizmann St.

Europe Israel Tower

Tel Aviv 64239

Attn.: Yaron Sever, Adv. And/or Sagit Shoval-Moked, Adv.

By Fax: 03-6089126

Dear Sir/Madam,

Re:	Tax Ruling By Agreement – Zoran Microelectronics Ltd. – Re-pricing by way of replacing options with restricted stock units (“RSUs”)

(Reference: your correspondence dated September 7, 2009)

1.	The facts as provided by you:

1.1.	Zoran Microelectronics Ltd. Private Company No. 510949449 (the “Company”) is a private company incorporated in Israel in 1982.

1.2.	The Company is held by full ownership of the parent company Zoran Corporation Inc. which is a public company (the “Parent Company”). The Parent Company incorporated in 1982 and its shares have been traded at the Nasdaq Stock Exchange (Nasdaq) since 1995 (symbol: ZRAN). Enclosed herein as Annex A is a list of the principle shareholders of the Parent Company, correct as of the date of your correspondence referred to above.

1.3.	The Company engages in the development and marketing of electronic components for domestic consumer products such as televisions, DVD’s and digital cameras.

1.4.	The Company’s withholding file number is 910247568 and it is managed by the Haifa Assessment Officer (the “Assessment Officer”).

1.5.	The Parent Company adopted, on October 5, 2000, the option plan Zoran Corporation 2000 Non-statutory Stock Option Plan (“2000 Plan”), which was submitted to the Assessment Officer on October 2, 2003 and was approved by him on November 30, 2003, as required according to Section 102 to the Income Tax Ordinance (New Version), 5721–1961, and the Income Tax Rules (Tax relief upon share issuance to employees), 5763-2003 (the “Ordinance” and the “Rules”,

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Translation from original in Hebrew

respectively).

1.6.	On July 29, 2005, the Parent Company adopted the option plan “Zoran Corporation 2005 Equity Incentive Plan” (“2005 Plan”).

1.7.	On July 22, 2009 the Company received an approval from the Assessment Officer regarding the taxation of options and RSUs granted to the Company’s employees according to 2005 Plan prior to its submission to the Assessment Officer. The approval granted to the Company is attached to this arrangement as Annex B.

1.8.	2000 Plan was used for the issuance of options and 2005 Plan is used for issuance of options and RSUs.

1.9.	The trustee according to Section 102 of the Ordinance, for 2000 Plan and 2005 Plan, according to which options and RSUs were and are granted to the Company’s employees, is Tamir Fishman Trusts 2004 Ltd. (Private Company Number 513540070) of which withholding file is managed by Tel Aviv assessment officer 5 (withholding file number 935729947) (the “Trustee”).

1.10.	On January 9, 2006 the Company received a tax arrangement regarding the replacement of options issued to employees in Israel with RSUs issued according to 2005 Plan.

1.11.	During 2001 to 2009 the Parent Company granted, inter alia, to approximately 285 of the Company’s employees (the “Employees”), approximately 2,125,462 options according to the provisions of Section 3 (i) of the Ordinance (“3(i) Options”), according to the non trustee track in Section 102 (c) of the Ordinance (“Non-Trustee 102 Options”), and according to the capital gains track in Section 102 (b)(3) of the Ordinance (“Capital 102 Options” and “Capital Gains Track”, respectively) and that have not yet been exercised, expired or replaced up to the date of your correspondence referred to above. Non-Trustee 102 Options also include options granted to a small number of the Company’s employees during their employment at the Parent Company in the US.

1.12.	The options with regard to which it is proposed to perform re-pricing by way of replacement, were granted in a number of rounds, to employees who are not controlling shareholders, as that term is defined in Section 32 (9) to the Ordinance, at exercise prices varying between approximately $12.27 per share to approximately $28.07 per share.

1.13.	As of the date of your correspondence referred to above, the price of the Company’s share at Nasdaq is approximately $11 (the “Share Value”). Therefore, the exercise prices of the aforesaid options are significantly higher than the Share Value and are “out-of the money”, so that in fact, there is no benefit component in those options.

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Translation from original in Hebrew

1.14.	In order to maintain the benefit component embodied in the options, the board of directors of the Parent Company intends to approve an offer to the Company’s employees[1] according to which the options granted to them, as aforesaid, shall be replaced with RSUs according to 2005 Plan, subject to the conditions below[2] (the “Replaced Options”):

1.14.1.	The date of the offer for performing the re-pricing by way of replacement, on which the submission of the documents of the replacement offer (Tender Offer) shall be performed, according to the law that applies in the US, is expected to be November 12, 2009 (the “Offer Date”) and the issuance date of the RSU units, will be after that (is expected to be on December 10, 2009) (the “RSUs Issuance Date”);

1.14.2.	The Replaced Options shall only be options with an exercise price which is higher than the highest price in which the Parent Company’s share was traded in Nasdaq during the 52 weeks that preceded the Offer Date[3];

1.14.3.	The Replaced Options shall be only options issued by the Company at least two years prior to the Offer Date; and

1.14.4.	The Replaced Options shall only be options that are expected to expire after the passing of two years or longer from the Offer Date.

1.15.	The amount of RSUs granted in exchange for the cancellation of the Replaced Options, shall be lower than the amount of the Replaced Options that will be cancelled, and shall reflect a conversion rate of 1:3.5, i.e., one RSU shall be granted for every 3.5 Replaced Options.

1.16.	The vesting dates of the RSUs granted as replacement for the Replaced Options will spread over 3 years. For the sake of convenience and homogeneity the vesting dates will be fixed, and will not spread over the whole year, so that once a year, a portion of RSUs shall vest, either on August 1 or on February 1 of that year.

1.17.	Enclosed is Annex C listing: the names of the Employees in Israel holding the options that are expected to be part of the Replaced Options as of the date of your correspondence referred to above, the I.D. number of those Employees, the number of options granted to each employee, the exercise price of the options, the granting date of the options and their expiration date, as well as the tax track applicable

[1]	That is except for one employee who is defined as an officer at the Parent Company, who shall not participate in the offer.
[2]	As a result of the replacement offer, the Parent Company shall submit Tender Offer documents according to the law that applies in the US.
[3]	As of this date, that price is $12.00

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Translation from original in Hebrew

to those options.[4]

2.	The Application:

You are asking to determine a tax arrangement according to which:

2.1.	Performing the re-pricing by way of replacement shall not be considered as a tax event.

2.2.	The provisions of the Capital Gains Track will apply to the RSUs granted according to 2005 Plan.

2.3.	The tax event dates and the calculation of the benefit for Employees regarding the RSUs to be granted instead of the Replaced Options shall be at the time of “exercising” the RSUs, as such term is defined in Section 102 of the Ordinance (i.e., on the date of selling the shares that shall derive from the vesting of the RSUs or the release of shares subject to the RSUs from the Trustee).

3.	The tax ruling and its terms:

Subject to the correctness and completeness of the facts as presented by you in section 1 above, I hereby confirm the tax arrangement as follows:

3.1.	Issuance of the RSUs will be considered as an issuance of options and the provisions of Section 102 of the Ordinance shall apply to it, within the Capital Gains Track for issuance of shares through a trustee, as applicable.

3.2.	The RSUs issuance date shall be considered as the issuance date as the term is defined in Section 102 of the Ordinance for any purpose (the “Issuance Date”), including for the purpose of end of the term, as defined in Section 102 of the Ordinance (the “End of Term”) and for calculation of the income benefit value according to Section (b)(3) of the Ordinance.

3.3.	Dividend equivalent amount, if and when received for the RSUs until the end of the RSUs vesting period, will be transferred at the time of its distribution to the Trustee and it will be considered as work income by the employee at the said time. The Trustee or the Company shall deduct tax from it, according to the Income Tax Regulations (withholding from salary and wages and employers tax payment), 5753-1993 (“Salary Withholding Tax Regulations”) or according to another valid permit for withholding tax, from the relevant assessment officer, as applicable. It should be clarified that the aforesaid does not reduce the Trustee’s liability for withholding the tax at the source. It is agreed that a dividend distributed after the vesting period and prior to the exercise date as defined in Section 102 of the Ordinance shall be

[4]	It is possible that those details will change if the Offer Date will change or the share price will significantly rise until the Offer Date.

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Translation from original in Hebrew

subject to tax at the rate of 25%, and subject to the employee not exercising the shares before the End of Term.

3.4.	Regarding 3(i) Options and Non-Trustee 102 Option replaced by RSUs: Capital gain track provisions shall apply for every purpose. Regarding the income component, which shall be calculated, as aforesaid, according to Section 102 (b) (3) of the Ordinance, then that amount shall be determined as the higher of:

3.4.1.	The total value of the benefit at the exercise date (as it is defined in Section 102 of the Ordinance) multiplied by the number of days from the original issuance date of 3(i) Options and Non Trustee 102 Options until the Issuance Date (expected to be December 10, 2009) and divided by the number of days from the original issuance date as aforesaid until the exercise date of the RSUs by which they were replaced, and –

3.4.2.	The income benefit value calculated according to Section 102 (b) (3) of the Ordinance.

3.5.	Regarding Capital 102 Options replaced by RSUs: the re-pricing of the Replaced Options by the issuance of RSUs that were issued within the plans as aforesaid in sections 1.11 and 1.12 above, shall constitute a new issuance commencing on the Issuance Date. The RSUs granted in replacement for the Replaced Options shall be subject to the Capital Track, i.e. Sections 102(b)(2), 102(b)(3) and 102(b)(4) of the Ordinance, for any purpose, and the income benefit value on the Issuance Date shall be considered as income produced in Israel.

3.6.	Regarding Capital 102 options subject to the tax arrangement dated July 22, 2009, as aforesaid in section 1.7 above, replaced by RSUs: the provisions of section 3.5 above shall apply, and the tax arrangement dated July 22, 2009 shall continue to apply, so that the provisions of the Capital Gains Track shall continue to apply for any purpose, and as to the income component which shall be calculated as provided in Section 102(b)(3) of the Ordinance, that amount shall be determined as the higher of:

3.6.1.	The total value of the benefit at the exercise date (as it is defined in Section 102 of the Ordinance) multiplied by the number of days from the original issuance date of those options, until the date of contacting Haifa assessment officer (March 5, 2008) divided by the number of days from the issuance date of those options until the exercise date of the RSUs by which they were replaced (the “Linear Calculation”), and –

3.6.2.	The income benefit value calculated according to Section 102

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Translation from original in Hebrew

(b) (3) of the Ordinance.

3.7.	The Employees shall be considered as residents of Israel until the exercise date of the RSUs subject matter of this tax ruling, in all matters related to the income from those RSUs.

3.8.	For calculation of the gains and tax amount as contemplated in this tax ruling, there will be no deductions, offsets, exemptions, gain distribution and/or reduced tax rate and/or credits from the applicable tax including foreign taxes, and the provisions of Sections 94B, 101 and 100A of the Ordinance shall not apply to them. In a case which the employee shall prove that he was obligated to pay foreign taxes by a foreign state, for income from exercising the RSUs subject matter of this tax ruling and paid them, the tax authority will consider granting credit for the foreign taxes according to the provisions of law and the treaties for avoidance of multiple taxation.

3.9.	The Company shall not require any expense for re-pricing of the options replaced by RSUs subject matter of this tax ruling, including professional fees related to their issuance. It should be clarified that this section shall apply even if the Employees and/or the Company shall breach their commitment according to this tax ruling. In addition, it should be clarified that at the date of exercising those RSUs by the Employees, the Company shall not demand any expense, except in accordance with the provisions of Section 102 of the Ordinance.

3.10.	All of the RSUs subject matter of this tax ruling shall be deposited with the Trustee (or shall be under his supervision as a supervising Trustee), within 90 days from receipt of this tax ruling.

4.	General Provisions

4.1.	The Trustee and/or the Company shall be subject to the provisions of Section 187 (c)(1) of the Ordinance and it will be obligated by all of the obligations required by this tax ruling, including calculation of the tax as detailed above and liability for transferring the tax amount to the Assessment Officer, in addition to his various obligations according to the provisions of Section 102 and the Rules based on it.

4.2.	2005 Plan, the issuance of the RSUs subject matter of this tax ruling, the Employees, the Company and the Trustee are subject to all of the conditions determined in Section 102 of the Ordinance, and the Rules based on it. This tax ruling is valid only as long as all of the provisions of Section 102 of the Ordinance and the Rules based on it are fulfilled commencing on the date of issuing these RSUs and as long as it was not determined otherwise in this tax ruling (the “Legal Conditions”).

4.3.

This tax ruling was given based on the representations made to us in writing, including those detailed in section 1 above. However, if it turns out that all or some of the details provided within the application,

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Translation from original in Hebrew

are not correct or materially incomplete and/or any of the tax ruling conditions have not been fulfilled, and/or the Legal Conditions have not been fulfilled and/or if a transfer of shares from the Trustee shall be carried out except for sale to a third party who is not a relative as defined in Section 88 of the Ordinance (together referred to as the “Breach”), then the following shall apply: the employee to whom RSUs have been issued will be obligated to pay tax as an ordinary income according to Section 2(2) of the Ordinance, on the Issuance Date, for the higher of the value of the benefit on the Issuance Date or the value of the benefit on the earlier of the date of exercise or the date of the Breach.

4.4.	Each term in this tax ruling shall have the meaning ascribed to it in chapter E-1 of the Ordinance, unless explicitly otherwise determined.

4.5.	This tax ruling shall not be considered as a tax assessment and confirmation to the facts as presented by you. The facts that were presented, as aforesaid, shall be examined by the Assessment Officer during the assessment discussions regarding the Company’s and/or the RSUs owners’ files, as shall be applicable.

4.6.	Within 90 days from receipt of this confirmation, the Company, the Trustee and the Employees holding RSUs, shall submit a declaration that they understood, agree and undertake to accurately and literally implement all of the conditions of this tax ruling and that they shall act according to it and will not ask to change it and/or replace it with another, otherwise, the tax ruling shall be cancelled retroactively.

Sincerely,

Raz Itzkovitz, CPA (jurist)

Field Manager (Employee Options)

cc:

Mr. Avi Bachar, CPA – Tel Aviv 5 Assessment Officer

Mr. Roei Makov – Haifa Assessment Officer.

Mr. Eldad Noach, Adv. – Manager of Professional Department.

Mr. Raffi Twina, Adv. – Legal Department.

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